Exhibits 21.1

Subsidiaries and Consolidated Variable Interest Entities of the Registrant

Subsidiaries	Jurisdiction of Incorporation
Heketuoer Holding Co., Limited (“Heketuoer BVI”)	BVI
MED BESTMAN Holding Co., Limited (“HK Bestman”)	Hong Kong
Xuan Wu Holding Co., Limited (“Xuan Wu Holding”)	BVI
Beijing Agamemnon Technology Service Co., LTD (“WFOE”)	PRC

Consolidated Variable Interest Entities	Jurisdiction of Incorporation
Shenzhen Bestman Precision Instrument Co., Ltd. (“Shenzhen Bestman”)	PRC
Nanjing Yonglei Medical Products Import and Export Trade Co., Ltd. (“Nanjing Yonglei”)	PRC